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                                                                     EXHIBIT 5.1

             [VAN VALKENBERG FURBER LAW GROUP P.L.L.C. LETTERHEAD]

                                          October 13, 1999

Jore Corporation
45000 Highway 93 South
Ronan, Montana 59864

Ladies and Gentlemen:

    We have acted as counsel to Jore Corporation, a Montana corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), being filed by the Company with the Securities and Exchange Commission with respect to the issuance by the Company of up to 1,300,000 shares (the "Plan Shares") of the Company's common stock, without par value per share, that may be issuable under the Amended and Restated Jore Corporation 1997 Stock Plan (the "Plan"), 155,532 shares (the "Steele Shares") that may be acquired by William M. Steele, as trustee of the Steele Family Trust under the Common Stock Purchase Option, dated February 10, 1999, between Jore Corporation and William M. Steele, as trustee for The Steele Family Trust (the "Steele Option") and 155,532 shares (the "Houck Shares") that may be acquired by Gary S. Houck under the Common Stock Purchase Option, dated February 10, 1999, between Jore Corporation and Gary S. Houck (the "Houck Option"). The Plan Shares, the Steele Shares and the Houck Shares are collectively referred to herein as the "Shares".

    We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion. In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. Based upon and subject to the foregoing, we are of the opinion that upon the happening of the following events:

    (a) the filing and effectiveness of the Registration Statement and any amendments thereto;

    (b) registration by the Company's registrar of the Shares;

    (d) the issuance and sale of the Shares in accordance with the terms of the Plan, the Steele Option or the Houck Option, respectively; and

    (e) receipt by the Company of the consideration required for the Shares in accordance with the terms of the Plan, the Steele Option or the Houck Option, respectively;

the Shares will be duly authorized, validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

    This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

    Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

                                          Very truly yours,

                                          /s/ Van Valkenberg Furber Law Group
                                          P.L.L.C.